SECOND AMENDMENT OF PURCHASE AGREEMENT

BY THIS AMENDED PURCHASE AGREEMENT as of July 19, 2023, with an effective date as of February 28, 2022 (the "Effective Date"),

BY AND BETWEEN

Rich Resources Inc., with an address at 3 Piwas Street, PO Box 65, Natuashish, NL A0P 1A0.

("Vendor")

AND

Wolverine Resources Corp., with an address at #55-11020 Williams Road, Richmond, BC V7A 1X8.

("Wolverine")

WHEREAS Vendor, in consideration of the agreements set forth herein, has granted certain rights to Wolverine under the following terms and conditions:

1. Definitions

 a. Definitions - The words and phrases used in this Agreement shall have the following meanings:

 (1) The "Property" shall include those certain mining claims located in the Province of Newfoundland and Labrador, more particularly described in Exhibit A attached hereto.

 (2) "Shares" means fully paid and non-assessable common shares in the capital of Wolverine, issued pursuant to exemptions from registration and prospectus requirements contained in the United States Securities Act of 1933 and the rules and regulations promulgated thereunder, which Shares shall contain such restrictive legends regarding applicable hold periods as required by such securities laws.

 b. Interest Earned - Upon Wolverine's completion of its obligations under subsection (a) of Section 2, Wolverine will earn a 40% interest in the Property.

2. Consideration to Vendor

 a. Stock Transfer - As consideration, the Purchase Price shall be the issuance of 27,500,000 Shares issued at a deemed price of USD $0.04 per share and a purchase price of USD $1,100,000, subject to such conditions as may be imposed by the rules and regulations of the Alberta and British Columbia Securities Commission and the United States Securities and Exchange Commission. The Shares will be issued to the Vendor and certain individuals who have prospected or made financial contributions to the Vendor.

 b. Conditions for Earning of Interest- At such time as the Wolverine has completed the stock transfers specified in subsection (a) of this Section 2, the 40% interest in the Property shall be earned by Wolverine.

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3. Obligations of Wolverine

 a. Indemnity - Wolverine shall indemnify Vendor against and hold Vendor harmless from any suit, claim, judgment or demand whatsoever arising out of negligence on the part of Wolverine in the exercise of any of its rights pursuant to this Agreement, provided that if Vendor or any person or instrumentality acting on Vendor's behalf shall have been a contributing cause to the event giving rise to such suit, claim, demand or judgment, Wolverine's obligation to indemnify Vendor shall not exceed Wolverine's liability under the laws applicable to the event giving rise to such suit, claim, demand or judgment.  Likewise, Vendor shall similarly indemnify Wolverine from claims arising out of its negligence in the conduct of its activities prior to the transfer of title.

 b. Payment of Taxes - Wolverine shall pay all taxes levied against the Property and any improvements on the Property.  Wolverine shall have the right to contest, in the courts or otherwise, the validity or amount of any taxes or assessments, before it shall be required to pay the same.

 c. Assessment - Wolverine shall incur sufficient exploration expenditures on the property to meet the assessment requirements of the Province of Newfoundland and Labrador or it will forfeit its interest earned and the 40% interest in the Property will be returned to the Vendor.

4. Title Matters

 a. Representations and Warranties Related to the Property - Vendor represents and warrants to Wolverine that:  (1) the mining claims constituting the Property have been located and appropriate record made thereof in compliance with the laws of Newfoundland and Labrador, (2) the claim maintenance fees have been paid prior to the effective date of this Agreement and appropriate record made thereof; (3) there is no claim of adverse mineral rights affecting the Property, (4) Vendor's right to the Property is free and clear of all liens and encumbrances.

 b. Joint Representations - Wolverine and Vendor jointly represent and warrant that each company: (1) have the full right, power and capacity to enter into this Agreement upon the terms set forth herein, (2) is incorporated, organized and in good standing under the laws of the state of its incorporation and is qualified to do business and is in good standing in their respective jurisdictions; (3) has obtained all necessary corporate and shareholder approvals and no further action on the part of its directors or shareholders is necessary or desirable to make this Agreement valid and binding; and (4) neither the execution and delivery of this Agreement nor any of the agreement referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with any agreement to which it is a party and by which it is currently bound.

 c. Title Documents; Data - Upon written request of Wolverine at any time, Vendor shall promptly deliver to Wolverine copies of all title documents affecting the Property that Vendor has in its possession.  If Vendor is in possession or knows the whereabouts of technical data concerning the mineral estate of the Property, Vendor shall, at Wolverine's expense, furnish copies of such materials to Wolverine or notify Wolverine of the location of such information.

 d. Title Defects, Defense and Protection - Wolverine has, during its initial due diligence examination of the Property prior to the Effective Date, examined and approved Vendor's title to the Property.  If title to any of the Property is contested or questioned by any person, entity or governmental agency Vendor and Wolverine shall undertake such actions as may be required to perfect, defend or initiate litigation to protect such title.

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 e. Change of Law - If the law of Newfoundland and Labrador concerning acquisition of mineral rights on federally managed lands is repealed, amended, or new legislation is enacted, Wolverine shall have the right, at its expense, to take whatever action it deems appropriate to preserve a right to explore for, develop, and mine minerals from the Property.  If Wolverine elects to take any action under the terms of this subsection, it shall first notify Vendor in writing setting forth the nature of the proposed action and an explanation thereof.  Vendor agrees to cooperate with Wolverine and execute whatever documents are deemed necessary by Wolverine to accomplish such action.  Nothing in this subsection shall impose any obligation upon Wolverine to take any action or diminish the right of Vendor to take action it deems appropriate; provided, however, that if Vendor chooses to take any action, it will first inform Wolverine of the nature of such contemplated action.

5. Share Matters

 Vendor represents and warrants to Wolverine that it is not a "US Person" as that term is defined in Regulation S promulgated under the United States Securities Act of 1933, as amended, and acknowledges and agrees that the Shares will be issued in accordance with all applicable securities laws and will be subject to hold periods and restrictions on resale in accordance with applicable securities laws and it is Vendor's responsibility to determine what those hold periods and restrictions are before selling or otherwise transferring any Shares.

6. Notices

 Any notice or communication required or permitted hereunder shall be effective when personally delivered or deposited, postage prepaid, certified or registered, in the United States mail to the addresses specified above.  Either party may, by notice to the other given as aforesaid, change its mailing address for future notices.

7. Confidentiality

Each of the parties agrees that all information obtained under the terms of this Agreement will not be publicly disclosed or used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction or with prior written consent of the other party, such consent not to be unreasonably withheld.

8. Memorandum

 The parties to this Agreement agree to execute and record a Memorandum of this Agreement in a form sufficient to constitute record notice to third parties of the rights granted hereunder, which may be recorded in the official records of Lincoln County, Nevada.

9. Construction

 a. Governing Law - This Agreement shall be construed by the internal laws but not the laws of conflict of the State of Nevada.

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 b. Entire Agreement - All of the agreements and understandings of the parties with reference to the Property are embodied in this Agreement, and this Agreement supersedes all prior agreements or understandings between the parties.

 c. No Implied Covenants - It is expressly agreed that no implied covenant or condition whatsoever shall be read into this Agreement relating to any time frame as the measure of diligence for any operations of Wolverine hereunder.

10. Further Assurances

 The parties agree to perform all acts and execute all documents that may be necessary to carry out the spirit and intent of this Agreement.

 SIGNED, effective as of the date recited above.

WOLVERINE RESOURCES CORP.

 /s/ Richard Haderer
Per: ________________________________
 Richard Haderer, CFO

RICH RESOURCES INC.

 /s/ Bruce Costerd
Per: ________________________________
 Bruce Costerd, Secretary-Treasurer

EXHIBIT A

(The "Property" Defined)

Licence	Owner	# Claims	Issue Date	Area (ha)	Mapsheets
031778M	86835 Newfoundland & Labrador Corp.	115	2020-12-23	2,863	13M16,14D01
031779M	86835 Newfoundland & Labrador Corp.	100	2020-12-23	2,490	13M16,14D01
034256M	86835 Newfoundland & Labrador Corp.	6	2022-04-13	150	13M16
034255M	86835 Newfoundland & Labrador Corp.	18	2022-04-13	450	14D01
034465M	86835 Newfoundland & Labrador Corp.	23	2022-05-07	575	14D01